SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - April 18, 2002
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)



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Item 5.  Other Information.

                  On April 18, 2002, Metrologic Instruments, Inc.
(the "Company") received a Nasdaq Staff Determination letter, indicating that the financial statements in its Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission did not comply with Marketplace Rule 4310(c)(14) because it did not contain an audit opinion from its independent auditor. Accordingly, subject to a review of the Staff Determination by a Nasdaq Listing Qualification Panel, the Company's securities are subject to delisting from the Nasdaq Stock Market. There can be no assurance that the Panel will grant the Company's request for continued listing

                  As permitted by the Nasdaq rules, the Company requested, on April 24, 2002, a hearing before a Nasdaq Listing Qualification Panel to review the Staff Determination. As a result of this request, the delisting has been stayed pending the Panel's determination. In addition, the Company's ticker symbol on Nasdaq's National Market has been changed to "MTLGE".

                  Since September 30, 2001, the Company has been in discussion with its banks with respect to modifying its current credit facility in the approximate amount of $29 million. The Company has at all times made all principal and interest payments when due. In addition, the Company has maintained positive cash flow from operations for five consecutive quarters. The Company has reduced the bank debt under its credit facility from approximately $37 million in January 2001 to approximately $26.4 million at March 31, 2002. The current situation results from a default of certain financial covenants in the bank credit agreements involving the financial results of 2001. Metrologic and its banks are in continuing negotiations with respect to the terms of a new credit agreement or forbearance agreement.

                  The Company expects to either enter into an agreement with the banks for an asset-based arrangement or to enter into a forbearance agreement, which will allow for sufficient time for the Company to find more competitive credit financing. If Metrologic is able to enter into a new credit agreement or forbearance agreement, it expects to file an amendment to the Form 10-K together with an unqualified audit opinion from its auditors, and a reclassification of certain of its bank debt from short-term liabilities to long-term liabilities.

                  Under the terms of the Company's Credit Facility and based upon the Company's defaults thereunder, the Company's current lenders have the authority to declare all of the debt under the Credit Facility to be immediately due and payable. Currently, the Company has insufficient liquid assets to satisfy the full amount of the debt under the Credit Facility. If the Company is unable to reach an agreement with its primary bank with respect to a new credit agreement or forbearance agreement or to enter into a credit agreement with another lender and its current lenders decide to declare the debt immediately due and payable, the Company would be forced to sell certain assets in order to generate sufficient cash to repay the debt. While management currently believes that any sale of assets would generate sufficient cash to repay the debt, there can be no assurance that such sales could be made in a timely manner or that such sales would generate adequate amounts of cash to repay the Company's debt. If the Company is not able to generate sufficient cash to repay the debt, the banks could take possession of the collateral pledged as security for the debt under the Credit Facility and otherwise exercise the remedies available to them under the Credit Facility.

                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 25, 2002                      Metrologic Instruments, Inc.


                                             By:      /s/ Thomas E. Mills, IV
                                                      Thomas E. Mills, IV
                                                      President, Chief
                                                      Operating Officer and
                                                      Chief Financial Officer